AUGMEDIX, INC.
1161 MISSION STREET, SUITE 210
SAN FRANCISCO, CA 94103
October 9, 2018
Ian Shakil
Dear Ian,
Augmedix, Inc. (the “Company”), is pleased to offer you the following new terms of your continued employment:
1.Position. Beginning October 9, 2018, you will serve in a new full-time capacity as Founding Chairman and Chief Strategy Officer.
2.Compensation. You will be paid a salary at the annual rate of $240,000, payable in biweekly installments in accordance with the Company’s standard payroll practices for salaried employees. You will also be eligible to receive an annual bonus with a target of 35% of your base salary, with the amount earned as to a given year based on achievement of performance goals established and assessed from time to time by the Company in its sole discretion and any bonus payment subject to approval by the Company’s Board of Directors and your remaining in employment with the Company through the payment date. Your salary and target bonus percentage will be subject to increase pursuant to the Company’s employee compensation policies in effect from time to time.
3.Stock Options. Following the final closing of the Company’s Series C Preferred Stock financing, you will be granted an option to purchase up to a number of shares of the Company’s Common Stock equal to 5% of the fully diluted capitalization of the Company on the grant date, provided that if the Company subsequently extends or expands the Series C Preferred Stock financing, following the final closing of each such extension or expansion of the Series C Preferred Stock financing, you will be granted an additional option to purchase the Company’s Common Stock so that the total number of option shares granted to you under this Section 3 equals 5% of the fully diluted capitalization of the Company on the final grant date, in each case, subject to your continuing employment with the Company through the grant date and the approval of the Company’s Board of Directors in its sole discretion. The exercise price per share will be equal to the fair market value per share on the date each option is granted. Each option will be subject to the terms and conditions applicable to options granted under the Company’s 2013 Equity Incentive Plan, as amended, and the form of option agreement thereunder. You will vest in 1/48 of the option shares on the first day of each month, with the first such vesting event occurring on May 1, 2018, provided that you remain in continuous service to the Company through each such vesting date.
Notwithstanding the foregoing, if you are subject to termination by the Company without Cause (as defined below) or if you resign with Good Reason (as defined below) immediately prior to, or within 12 months following, the closing of a Change in Control (as defined in the award agreement governing your stock option), and if you execute and make irrevocable the Company’s standard form of separation agreement and general release of all claims, as in effect at the time of your termination, on or before the deadline set forth therein, then the vesting of your option shares will immediately accelerate as if you had remained in

Ian Shakil
October 9, 2018

continuous service to the Company for an additional 12 months following your qualifying termination.
“Cause” means the occurrence of any of the following after the date hereof:
(a)your unauthorized use or disclosure of the Company’s confidential information or trade secrets,
(b)your material failure to comply with the Company’s lawful and proper written policies or rules to the material detriment of the Company following the provision of written notice by the Company to you of such occurrence(s) giving rise to “Cause” under this subsection (b) and a fifteen (15) day opportunity to cure (if able to be cured, as reasonably determined in good faith by the Company),
(c)your conviction of, or your plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude under the laws of the United States or any State,
(d)your gross negligence or willful misconduct or your commission of an act of fraud against the Company or a parent or subsidiary of the Company, in any each case, to the material detriment of the Company and following the provision of written notice by the Company to you of such occurrence(s) giving rise to “Cause” under this subsection (d) and a fifteen (15) day opportunity for you to cure (if able to be cured, as reasonably determined in good faith by the Company),
(e)your continuing failure to perform lawful and proper assigned duties after receiving written notification of the failure from the Company’s Board of Directors or
(f)your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation and covered, reimbursed or agreed to cover or reimburse all expenses (if any) incurred by you due to your good-faith cooperation with the Company in such investigation.
“Good Reason” means any of the following:
(i)a material reduction in your overall responsibilities or authority, or scope of duties, it being understood that a reduction in your responsibilities or authority following a Change in Control shall not constitute Good Reason if (A) there is no demotion in your title or position or reduction in the scope of your duties within the Company or (B) you are given a position of materially similar or greater overall scope and responsibility within the acquiring company, taking into appropriate consideration that a nominally lower hierarchical role in a larger company may involve similar or greater scope and responsibility than a nominally higher role in the hierarchy of a smaller company;
(ii)a decrease in your then-current annual base salary, other than in connection with a general decrease in the salary of all similarly situated employees of the Company; or
(iii)your relocation by the Company to a facility or a location more than thirty-five (35) miles from your location prior to such relocation.

Ian Shakil
October 9, 2018

4.Severance. If your employment is terminated by the Company without Cause or if you resign with Good Reason, and if you execute and make irrevocable the Company’s standard form of separation agreement and general release of all claims, as in effect at the time of your termination, on or before the deadline set forth therein, then the Company will continue to pay you your base salary in effect immediately prior to your termination, less applicable withholdings and deductions, as well as the employer portions of continuing group medical, dental and/or vision coverage timely elected for you and your covered dependents under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), for three months following your termination (or, in the case of COBRA subsidies, until you earlier become eligible for comparable coverage under a subsequent employer’s group medical, dental and/or vision insurance plans), in accordance with the Company’s standard payroll practices in effect from time to time. The severance payments described in this section will begin on the Company’s first regular payroll date after the deadline set forth in the separation agreement and general release of all claims, with the first such payment including a catch-up payment for all payments that would theretofore have been made to you if not for the release requirement.
5.Period of Employment. Your employment with the Company will continue to be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
6.Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.
7.Entire Agreement. This letter and your Employee Invention Assignment and Confidentiality Agreement dated April 30, 2013, with the Company contain all of the terms of your employment with the Company and supersede any prior offers, negotiations, understandings or agreements, whether oral or written, between you and the Company. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, that is not contained in this letter agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.
8.Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter and the resolution of any disputes will be governed by California law. We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning the document to me.

Ian Shakil
October 9, 2018

Sincerely,
/s/ Gerard van Hamel Platerink
Gerard van Hamel Platerink
Director, Augmedix, Inc.
Acknowledged and agreed,
/s/ Ian Shakil
Ian Shakil

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